Exhibit 99.1

News Release
Media Contact:	Lauren C. Steele VP Corporate Affairs 704-557-4551

Investor Contact:	Clifford M. Deal, III VP Treasurer 704-557-4633

FOR IMMEDIATE RELEASE	Symbol: COKE
May 24, 2005	Quoted: The Nasdaq Stock Market (National Market)

Coca-Cola Bottling Co. Consolidated Announces

Exchange Offer for up to $200 million of

its 6 3/8% Debentures Due 2009 and 7.20% Debentures Due 2009

CHARLOTTE, NC— Coca-Cola Bottling Co. Consolidated (the “Company”) today announced an offer to exchange a new series of Senior Notes due June 15, 2016 (the “New Notes”) for up to $200 million of its outstanding $250,000,000 6 3/8% Debentures due May 1, 2009 and its $100,000,000 7.20% Debentures due July 1, 2009 (the “Old Debentures”). Consummation of the exchange offer is subject to a number of conditions, including the absence of certain adverse legal and market developments and the valid tender of at least $100 million aggregate principal amount of the Old Debentures prior to the expiration of the exchange offers.

The offering is only made, and copies of the offering documents will only be made available to, holders of Old Debentures that have certified certain matters to the Company, including their status as “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act of 1933 (“Eligible Holders”). An offering memorandum, dated today, will be distributed to Eligible Holders and is available to Eligible Holders through the information agent, Global Bondholder Services Corporation, at 866-470-4200 or 212-430-3774.

The following provides a brief summary of key elements of the exchange offer:

•	The exchange offer will expire at 12:00 midnight, New York City time, on June 21, 2005, unless extended or terminated. Tenders of Old Debentures may be withdrawn at any time prior to 5:00 p.m., New York City time, on June 7, 2005, subject to extension.

•	The Company is offering to exchange, for each $1,000 principal amount of Old Debentures, a like principal amount of New Notes, and cash. The total exchange price will include an early participation payment payable only to holders of Old Debentures that tender their Old Debentures at or before 5:00 p.m., New York City time, on June 7, 2005, subject to extension.

•	The total exchange price for the Old Debentures is based on a fixed-spread pricing formula and will be calculated at 2:00 p.m., New York City time, on June 17, 2005.

•	The New Notes will mature on June 15, 2016 and will bear interest at an annual rate, determined two business days prior to the expiration of the exchange offers, such that the new issue price will be at or below, but as close as possible to, par.

The New Notes have not been registered under the Securities Act or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release does not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities. The exchange offers are being made only pursuant to an offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

*        *        *

Cautionary Information Regarding Forward-Looking Statements

Certain statements in this press release and other information that the Company makes publicly available from time to time may constitute “forward-looking statements” within the meaning of the Federal Securities Litigation Reform Act of 1995. Such statements are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected net pricing resulting from increased marketplace competition; an inability to meet performance requirements for expected levels of marketing funding support payments from The Coca-Cola Company or other beverage companies; changes in how significant customers market or promote our products; reduced advertising and marketing spending by The Coca-Cola Company or other beverage companies; an inability to meet requirements under bottling contracts with The Coca-Cola Company or other beverage companies; the inability of our aluminum can or PET bottle suppliers to meet our demand; significant changes from expectations in the cost of raw materials; higher than expected insurance premiums and fuel costs; lower than anticipated return on pension plan assets; higher than anticipated health care costs; unfavorable interest rate fluctuations; higher than anticipated cash payments for income taxes; unfavorable weather conditions; significant changes in consumer preferences related to nonalcoholic beverages; an inability to increase selling prices, increase bottle/can volume or reduce expenses to offset higher raw material costs; reduced brand and packaging innovation; significant changes in credit ratings impacting the Company’s ability to borrow; terrorist attacks, war or other civil disturbances or national emergencies; and changes in financial markets. Any forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on pages 34, 35 and 36 of the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2005. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

—Enjoy Coca-Cola—